EXHIBIT 99.1


                       UNITED STATES CELLULAR CORPORATION
                      KEY MANAGEMENT RESTRICTED STOCK PLAN

                                    ARTICLE I
                                    PURPOSES
                                    --------
                  The purposes of the Key Management Restricted Stock Plan (the "Plan") of United States Cellular Corporation, a Delaware corporation (the "Company"), are to align the interests of the Company's stockholders and certain management employees who are critical to the Company's long-term success by increasing the proprietary interest of such employees in the Company's growth and success and to advance the interests of the Company by attracting and retaining other qualified individuals with similar skills.

                                   ARTICLE II
                                   DEFINITIONS
                                   -----------
                  For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

         2.1 "Affiliate" shall mean TDS or any other corporation which owns directly or indirectly at least 50% of the outstanding stock of the Company or the combined voting power of such outstanding stock or a corporation at least 50% of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by TDS or by the Company.

         2.2 "Agreement" shall mean a written agreement evidencing an award hereunder between the Company and a recipient of an award.

         2.3 "Board" shall mean the Board of Directors of the Company.

         2.4 "Common Stock" shall mean the class of shares of the Company designated as "Common Shares" in the Articles of Incorporation of the Company.

         2.5 "Disability" shall mean a total physical disability which, in the Committee's judgment, prevents an Eligible Employee from performing substantially such Eligible Employee's employment duties and responsibilities for a continuous period of at least six months.

         2.6 "Eligible Employee" shall mean an individual who is an employee of the Company or any Affiliate on the date a Restricted Stock Award is to be granted and who was a Management Employee for at least one full month during the Performance Year with respect to which the Restricted Stock Award is to be granted.

         2.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         2.8 "Fair Market Value" of a share of Stock subject to a Restricted Stock Award shall mean the closing sale price of the share of Stock on the principal national stock exchange on which the Stock is traded on July 1 (or the first trading day thereafter if July 1 is not a trading day) of the year following the Performance Year with respect to which the Restricted Stock Award is granted; provided, however, that the Fair Market Value of a share of Stock granted with respect to the 1995 Performance Year shall be determined on June 7, 1996.

         2.9 "Management Employee" shall mean an employee of the Company who is an Area General Manager, Market General Manager, Market Manager, Sales Manager, Retail Sales Manager or Agent Manager.

         2.10 "Performance Year" shall mean 1995, 1996 or 1997, as the context requires.



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         2.11 "Restricted  Stock" shall mean shares of Stock that are subject to a Restriction Period.

         2.12 "Restricted Stock Award" shall mean an award of Restricted Stock under the Plan.

         2.13 "Restriction Period" shall mean the period designated by the Committee during which the Restricted Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such Restricted Stock Award.

         2.14 "Stock" shall mean Common Stock and any other equity security which (i) is designated by the Board to be available for awards under the Plan or (ii) becomes available for awards under the Plan by reason of a conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, spin-off or other similar change in capitalization or event or any distribution to holders of shares of Common Stock.

         2.15 "Tax Date" shall have the meaning set forth in Section 5.6.

         2.16 "TDS" shall mean Telephone and Data Systems, Inc., an Iowa corporation.

                                   ARTICLE III
                                 ADMINISTRATION
                                 --------------
                  The Plan shall be administered by the President of Telephone and Data Systems, Inc. (the "Committee"). Subject to the terms of the Plan and the Schedule attached hereto, the Committee shall determine the number of shares of Restricted Stock subject to each Restricted Stock Award. The Committee shall interpret the Plan and establish rules and regulations for the administration of the Plan and may impose, incidental to the grant of a Restricted Stock Award, conditions with respect to the award, including conditions with respect to competitive employment or other activities. All determinations, interpretations, rules and regulations made by the Committee shall be conclusive and binding on all parties.

                  The Committee may delegate some or all of its power and authority hereunder to other officers of the Company as the Committee deems appropriate.

                  No member of the Board or the Committee, and no officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board and the Committee and such other officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' or officers' liability insurance that may be in effect from time to time.

                                   ARTICLE IV
                             RESTRICTED STOCK AWARDS
                             -----------------------
                  4.1 Selection of Eligible Employees for Awards and Number of Shares Subject to Awards. (a) In General. As soon as practicable after the end of each Performance Year, the Committee, with the assistance and recommendation of the Senior Vice President of Operations and the Vice President of Human Resources of the Company, shall assess the performance of the Eligible Employees for such Performance Year and may grant a Restricted Stock Award to each such Eligible Employee whose performance for such Performance Year was assessed by the Committee as "MR," "ER" or "FE," as described in the Schedule attached hereto; provided, however, that no more than 80% of the Eligible Employees may be granted a Restricted Stock Award for any Performance Year. In the event that the performances of over 80% of the Eligible Employees are assessed as MR, ER or FE, the Committee, in its sole discretion, shall determine which of such Eligible Employees shall be granted a Restricted Stock Award. The Restricted Stock Award granted to each such Eligible Employee shall be with respect to that number of whole shares of Stock with

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an  aggregate  Fair Market Value equal to a certain  percentage  of the Eligible
Employee's base salary on January 1 of the year immediately succeeding the Performance Year, with such percentage based upon such Eligible Employee's assessed level of performance during the Performance Year. The Schedule attached hereto sets forth the applicable percentage of base salary for each performance level for each Performance Year. If the percentage of an Eligible Employee's base salary upon which his or her Restricted Stock Award is based would result in any fractional share being subject to a Restricted Stock Award, the number of shares subject to the award shall be rounded to the next highest number of shares.

                  (b) Proration of Awards. If an Eligible Employee was a Management Employee during only a portion of a Performance Year, the number of shares of Restricted Stock subject to his or her award for such Performance Year shall be determined by multiplying the number of shares of Restricted Stock which would have been subject to his or her award if the Eligible Employee had been a Management Employee for all of the Performance Year by a fraction, the numerator of which is the number of calendar months of such Performance Year in which such Eligible Employee was a Management Employee and the denominator of which is twelve.

                  4.2 Terms of Restricted Stock Awards. (a) In General. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

                  (b) Share Certificates. During the Restriction Period, a certificate representing a Restricted Stock Award shall be registered in the name of the Eligible Employee who was granted the award and shall bear a legend, in addition to any legend which may be required pursuant to Section 5.7, indicating that the ownership of the shares of Stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which would permit transfer to the Company of the shares of Stock subject to the Restricted Stock Award in the event such award is forfeited. Subject to the Company's right to require payment of any taxes in accordance with Section 5.6, the certificate evidencing ownership of the requisite number of shares of Stock shall be delivered to the Eligible Employee upon termination of the Restriction Period.

                  (c) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in this Plan or determined by the Committee at the time a Restricted Stock Award is granted, and subject to the terms and conditions of a Restricted Stock Award, the holder of such an award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment of the Company; provided, however, that any dividend or other distribution with respect to shares of Common Stock subject to a Restriction Period shall be deposited with the Company and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made, unless the Restricted Stock Award provides otherwise.

                  (d) Termination of Restriction Period. Except as otherwise provided in this Section 4.2, the termination of the Restriction Period with respect to a Restricted Stock Award shall occur on the earliest of: (i) July 1, 1998 for those Restricted Stock Awards granted in 1996 and July 1, 1999 for those Restricted Stock Awards granted in 1997 and 1998, and (ii) the date the Eligible Employee who was granted such award terminates employment with the Company or an Affiliate.

                  (e) Cancellation of Award Upon Certain Terminations of Employment. Notwithstanding Section 4.2(d), if an Eligible Employee's employment terminates for reasons other than Disability, retirement on or after age 65 or death, the Restricted Stock Award shall be forfeited and canceled by the Company.

                  (f) Forfeiture of Award Upon Competition with Company or Any Affiliate or Misappropriation of Confidential Information. Notwithstanding any other provision in the Plan, any Restricted Stock subject to a Restricted Stock Award and granted to an Eligible Employee hereunder shall be immediately forfeited on or after any date on which such Eligible Employee (i) enters into competition with the Company or an Affiliate, or (ii) misappropriates confidential information of the Company or an Affiliate, as determined by the Committee in its sole discretion.

                  For purposes of the preceding sentence, an Eligible Employee shall be treated as entering into competition with the Company or an Affiliate if such Eligible Employee (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company

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or an Affiliate,  or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate.

                  An Eligible Employee shall be treated as misappropriating confidential information of the Company or an Affiliate if such Eligible Employee (i) uses confidential information (as described below) for the benefit of anyone other than the Company or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information or reproductions thereof from the facilities of the Company or an Affiliate, or
(iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the Eligible Employee's possession. "Confidential information" shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of the Company or an Affiliate.

                  (g) Change in Control. Notwithstanding any other provision in the Plan, the Restriction Period shall terminate immediately upon either (i) a "Change in Control," as defined below, or (ii) a "change in control" within the meaning of the Telephone and Data Systems, Inc. 1994 Long-Term Incentive Plan at a time when TDS owns directly or indirectly at least 50% of either the outstanding stock of the Company or the combined voting power of such stock. For purposes of this Section 4.2(g), a "Change in Control" shall mean:

                  (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate, (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
         (iii) of subsection (3) of this Section 4.2(g), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2009, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the "Exempted Persons");

                  (2) individuals who, as of June 7, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to June 7, 1996, and whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

                  (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction

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         will  beneficially  own,  directly or indirectly,  more than 51% of the combined voting power of the outstanding  securities of the corporation
         resulting  from  such   Corporate   Transaction   (including,   without
         limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially
         the  same  proportions   relative  to  each  other  as  the  shares  of
         Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following
         Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an
         Affiliate,   (x)  the   corporation   resulting   from  such  Corporate
         Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction,
         directly  or  indirectly,   25%  or  more  of  the  Outstanding  Voting
         Securities) will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                  (4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

                                    ARTICLE V
                               GENERAL PROVISIONS
                               ------------------
                  5.1 Effective Date and Term of Plan. The Plan shall be effective as of June 7, 1996. The Plan shall terminate in 1998 after the Restricted Stock Awards for the 1997 Performance Year have been determined and granted, unless the Plan is terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any Restricted Stock Award granted prior to the Plan's termination.

                  5.2 Shares  Available.  Subject to  adjustment  as provided in
Section 5.8 of the Plan, 25,000 shares of Common Stock initially shall be available under the Plan, and at any other time the number of shares available under the Plan shall be such number, reduced by the sum of the aggregate number of shares of Common Stock which are issued pursuant to outstanding Restricted Stock Awards. To the extent that a Restricted Stock Award is forfeited, the shares of Stock subject to such forfeited award shall again be available under the Plan. Shares of Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Stock, or authorized and issued shares of Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                  5.3 Amendments. The Board may amend the Plan as it shall deem advisable. No amendment may impair the rights of a holder of an outstanding Restricted Stock Award without the consent of such holder.

                  5.4 Agreement. Each award under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award. Upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

                  5.5 Non-Transferability. No share of Restricted Stock subject to a Restricted Stock Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by an Eligible Employee granted a Restricted Stock Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any share of Restricted Stock, the Restricted Stock Award and all rights thereunder shall immediately become null and void.

                  5.6 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Stock or the payment of any cash pursuant to a Restricted Stock Award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award ("Required Tax Payments"). As determined by the Committee at the time an award is granted, an Agreement may provide that (i) the Company shall withhold whole shares of Stock which would otherwise be delivered to a holder, having

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an  aggregate  fair market value  determined  as of the date the  obligation  to withhold or pay taxes arises in connection with an award (the "Tax Date") equal to the Required Tax Payments, or shall withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to make the Required Tax Payments, or (ii) the holder may satisfy his or her obligation to pay an amount equal to the Required Tax Payments in any of the following forms: (A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of Stock for which the holder has good title, free and clear of all liens and encumbrances, (C) authorization to the Company to withhold whole shares of Stock which would otherwise be delivered or to withhold an amount of cash which would otherwise be payable to a holder, provided that the fair market value of shares of Stock withheld or the amount of cash withheld is equal to the Required Tax Payments, (D) a cash payment by a broker-dealer acceptable to the Company through whom the Eligible Employee has sold the shares of Stock with respect to which the Required Tax Payments have arisen, or (E) any combination of (A), (B) and (C); further provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)(E). An Agreement may provide for shares of Stock to be delivered or withheld having an aggregate fair market value in excess of the minimum amount required to be withheld. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

                  5.7 Restrictions on Shares. Each Restricted Stock Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Stock subject to such award upon any securities exchange or under any law, the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to any Restricted Stock Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  5.8 Adjustment. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split or other similar event, the number and class of securities available under the Plan, and the number and class of securities subject to each outstanding Restricted Stock Award, shall be appropriately adjusted by the Committee. If any other event shall occur which in the judgment of the Board would warrant an adjustment to the number and class of securities available under the Plan, or the number and class of securities subject to each outstanding Restricted Stock Award, then such adjustment shall be authorized by the Board and made by the Committee upon such terms and conditions as the Committee may deem equitable and appropriate. To the extent that any adjustment under this Section 5.8 entitles an Eligible Employee to receive any additional shares of Stock or other securities, the shares of Stock available under the Plan shall be deemed to include such additional shares of Stock or other securities. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. If any such adjustment would result in a fractional security being subject to an outstanding Restricted Stock Award, the Company shall pay the holder of such award, in connection with the vesting of such award, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting date over (B) the purchase price, if any, of such security. Any determination made by the Committee under this Section 5.8 shall be final, binding and conclusive on all holders of Restricted Stock Awards granted under the Plan.

                  5.9 No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the employment of any person at any time without liability hereunder.

                  5.10 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

                  5.11 Governing Law. The Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States,

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shall  be  governed  by the laws of the  State  of  Delaware  and  construed  in accordance therewith without giving effect to principles of conflicts of laws.

                  5.12 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.


                                       -7-

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                                                                        SCHEDULE
                                                                        --------






================================================================================


                        Performance Levels and Salary Percentages
                     ===========================================================

     Performance
        Year            FM        PM         MR          ER          FE
================================================================================
        1995            0%        0%       15%-22%    22.5%-29%      30%
        1996            0%        0%       15%-22%    22.5%-29%      30%
        1997            0%        0%       15%-22%    22.5%-29%      30%
--------------------------------------------------------------------------------
    3 Year Total        0%        0%       45%-66%    67.5%-87%      90%
================================================================================



Description of Performance Levels
---------------------------------

FE       Far exceeds job requirements. Superior results on a sustained basis.
--       Rarely equaled.

ER       Exceeds job requirements on a consistent basis. Makes contributions
--       beyond job demands.

MR       Meets job requirements in a fully satisfactory manner.
--
PM       Partially  meets job  requirements  and needs to  improve.  Action plan
--       should be established for improvement.

FM       Fails to meet job requirements. Problem areas must be monitored and
--       documented.



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